Delaware

The First State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF AMENDMENT OF "SYRA HEALTH CORP.", FILED IN THIS OFFICE ON THE THIRTIETH DAY OF MAY, A.D. 2023, AT 2:28 O`CLOCK P.M.

Jeffrey W. Bullock, Secretary of State

6670942 8100
SR# 20232500689

Authentication: 203457468
Date: 06-01-23

State of Delaware
Secretary of State
Division of Corporations
Delivered 02:28 PM 05/30/2023
FILED 02:28 PM 05/30/2023
SR 20232500689 - File Number 6670942

Certificate of Amendment
to
Amended and Restated Certificate of Incorporation
of
Syra Health Corp.

Under Section 242 of the Delaware General Corporation Law

Syra Health Corp., a corporation organized and existing under the laws of the State of Delaware (the "**Corporation**") hereby certifies as follows:

FIRST: The Amended and Restated Certificate of Incorporation, as amended, (as amended, the "**Certificate of Incorporation**") of the Corporation is hereby amended by amending and restating Article IV, Section 4.1 in its entirety as follows:

"4.1 **Authorized Capital Stock.** The aggregate number of shares which the Corporation shall have authority to issue is One Hundred And Fifteen Million (115,000,000), consisting of One Hundred Million (100,000,000) shares of Class A Common Stock, $0.001 par value per share (the "**Class A Common Stock**"), Five Million (5,000,000) shares of Class B Common Stock, $0.001 par value per share (the "**Class B Common Stock**" and together with the Class A Common Stock, the "**Common Stock**"), and Ten Million (10,000,000) shares of preferred stock ("**Preferred Stock**"), $0.001 par value."

SECOND: The foregoing amendment has been duly adopted in accordance with the provisions of Section 242 of the General Corporation law of the State of Delaware by the vote of a majority of each class of outstanding stock of the Corporation entitled to vote thereon.

IN WITNESS WHEREOF, I have signed this Certificate this 30 day of May, 2023

DocuSigned by:
Deepika Vuppalanchi
7A97A99F67B2410

Deepika Vuppalanchi, Chief Executive Officer